Exhibit 99.1
Press Release

April 15, 2004

PHOTO CONTROL TO MERGE WITH NATURE VISION

FOR IMMEDIATE RELEASE — MINNEAPOLIS, April 15, 2004 — Photo Control Corporation (Nasdaq Small Cap: PHOC), (www.photo-control.com) and Nature Vision, Inc. (www.naturevisioninc.com) have reached an agreement to merge. Photo Control designs, develops, manufactures and sells specialized equipment to the professional photographic and video conferencing markets. Nature Vision designs, develops and sells video imaging systems for outdoor recreational use.

Under the terms of the agreement, 1,788,594 shares of Photo Control common stock will be exchanged for all of the outstanding capital stock of Nature Vision and 411,406 shares of Photo Control common stock will be reserved for issuance upon exercise of outstanding Nature Vision options and warrants. Based on April’s 14, 2004 closing price of $2.53, the transaction is valued at approximately $5,566,000. As part of the transaction, Richard P. Kiphart, a director of Photo Control, has agreed to provide financing to Photo Control by purchasing $1,000,000 worth of Photo Control common stock. The transaction is subject to approval by the shareholders of both companies and other customary closing conditions.

Photo Control expects this acquisition to be completed around the end of the second quarter and accretive to its earnings for this fiscal year. As a result of the transaction, the Nature Vision shareholders will control over 50% of the outstanding Photo Control common stock. The agreement provides that certain members of the Photo Control board will resign effective as of the closing of the transaction and that Nature Vision will select the replacement directors. Jack Helmen, Chairman of Photo Control has resumed his former position of CEO with Curt Jackels remaining as President.

Jack Helmen, Chairman and Curt Jackels, President of Photo Control commented: “We are excited about the prospect of combining with Nature Vision and believe it will enhance Photo Control shareholder value.”

Jeff Zernov, President of Nature Vision commented: “The Board of Directors and management of Nature Vision are all very excited about this merger. We believe that it will provide Nature Vision with the resources needed to continue our long-term growth plans with new and innovative products for the outdoor recreation market.”

Contact:

Curt Jackels, Photo Control
763-537-3601
www.Photo-Control.com

Jeff Zernov, Nature Vision
218-825-0733
www.naturevisioninc.com

FORWARD LOOKING INFORMATION

Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the use of proceeds from the offering; the amount of additional cash that would be paid upon exercise of the warrants; implementation of business strategies; and Photo Control’s objectives, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of Photo Control to secure and satisfy customers, the availability and cost of materials from Photo Control’s suppliers, Photo Control’s ability to satisfy financial or other obligations or covenants set forth in its banking agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of outstanding debt, Photo Control’s ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in Photo control’s SEC filings. Photo Control undertakes no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.

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